Exhibit 4.3

This is a Registered Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a depositary or a nominee thereof.  This security may not be exchanged in whole or in part for a note registered, and no transfer of this security in whole or in part may be registered, in the name of any person other than such depositary or a nominee thereof, except in the limited circumstances described in the Indenture.  Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Assured Guaranty Municipal Holdings Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. 1 Cusip No. 04623A403	4,000,000 Notes $25 principal amount each

ASSURED GUARANTY MUNICIPAL HOLDINGS INC.

5.60% Note due July 15, 2103

Assured Guaranty Municipal Holdings Inc., formerly known as Financial Security Assurance Holdings Ltd., a New York corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Issuer in the Borough of Manhattan, the City of New York, the principal sum of One Hundred Million Dollars on July 15, 2103, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly on January 15, April 15, July 15 and October 15 of each year, commencing October 15, 2003, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note from the January 15, April 15, July 15 or October 15, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on these Notes, in which case from July 31, 2003, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the security register and provided further, that if the Issuer shall default in the payment of interest due on such January 15, April 15, July 15 or October 15, then this Note shall bear interest from the next preceding January 15, April 15, July 15 or October 15, to which interest has been paid or, if no interest has been paid on these Notes, from July 31, 2003.  The interest so payable on any January 15, April 15, July 15 or October 15, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business 15 calendar days preceding such January 15, April 15, July 15 or October 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

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IN WITNESS WHEREOF, Assured Guaranty Municipal Holdings Inc. has caused this instrument to be signed by facsimile by its duly authorized officers and has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

Dated: April 19, 2010

ASSURED GUARANTY MUNICIPAL HOLDINGS INC.,

	By:	/s/ Dominic J. Frederico
		Name:	Dominic J. Frederico
		Title:	Chairman, President and Chief Executive Officer
[Corporate Seal]

	By:	/s/ James M. Michener
		Name:	James M. Michener
		Title:	General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as successor to Wachovia Bank, National Association, as successor by merger to First Union National Bank, as Trustee,

By:	/s/ Katherine Esber
Authorized Officer

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REVERSE OF NOTE

ASSURED GUARANTY MUNICIPAL HOLDINGS INC.

5.60% Note due July 15, 2103

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the “Notes”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Amended and Restated Trust Indenture dated as of February 24, 1999, as supplemented by a Supplemental Indenture, dated as of August 26, 2009 (herein collectively called the “Indenture”), duly executed and delivered by the Issuer to U.S. Bank National Association, as successor to Wachovia Bank, National Association, as successor by merger to First Union National Bank, as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes.  This Note is issued in amendment, restatement and replacement of (but not in extinguishment of) the Note issued by the Issuer dated July 31, 2003 (the “Original Note”) and evidences the same debt evidenced by the Original Note.  The Notes may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 5.60% Notes due July 15, 2103 of the Issuer, initially limited in aggregate principal amount to $100,000,000.

In case an Event of Default, as defined in the Indenture, with respect to the 5.60% Notes due July 15, 2103 shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, (a) without the consent of the Holders, to execute certain supplemental indentures and (b) with the consent of the Holders of more than 50% in aggregate principal amount of the Notes at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes of each such series; provided, however, that no such supplemental indenture shall (i) extend the final maturity of any Note, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or impair or affect the rights of any Holder to institute suit for the payment thereof, without the consent of the Holder of each Note so affected or (ii) reduce the aforesaid percentage of Notes, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holder of each Note affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Notes of any series, prior to any declaration accelerating the maturity of such Notes, the Holders of a majority in aggregate principal amount Outstanding of the Notes of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Notes) may on behalf of the Holders of all the Notes of such series (or all or certain series of the Notes, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Notes. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issuable in registered form without coupons in denominations of $25 and any multiple of $25 at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

The Notes may be redeemed at the option of the Issuer without premium or penalty, as a whole, or from time to time in part, on any date on or after July 31, 2008 and prior to maturity, upon mailing a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, all as further provided in the Indenture, at 100% of the principal amount thereof.

The Notes may be redeemed in whole but not in part, at any time, at the option of the Issuer without premium or penalty at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, upon a mailing of a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, all as further provided in the Indenture if on or after July 31, 2003 a change in the U.S. tax laws results in a substantial possibility that the Internal Revenue Service (“IRS”) would take the position that the Issuer will not be able to deduct the full amount of interest accrued on the Notes for U.S. federal income tax purposes.

A change in the U.S. tax laws includes any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws; any change in the way those laws, rulings or regulations are interpreted, applied or enforced; any action taken by a taxing authority; any court decision, whether or not in a proceeding involving the Issuer; or any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service.

If interest on the Notes is not, or within 90 days of an opinion of counsel will not be, deductible in whole or in part by the Issuer for U.S. federal income tax purposes, the Issuer will have the right to accelerate the stated maturity of the Notes to the minimum extent required so that interest on the Notes will be deductible for U.S. federal income tax purposes. In no event

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may the resulting maturity of the Notes be less than 15 years from the date of the original issuance, however.

The Issuer may only accelerate the stated maturity if the Issuer has received an opinion of nationally recognized independent counsel experienced in such matters to the effect that after the acceleration, interest paid on the Notes will be deductible for U.S. federal income tax purposes and the holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the acceleration.

Upon due presentment for registration of transfer of this Note at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

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